CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference in this Registration Statement of CBL & Associates Properties, Inc. on Form S-3 of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144 ), appearing in the Annual Report on Form 10-K of CBL & Associates Properties, Inc. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Deloitte & Touche LLP

Atlanta, Georgia
July 16, 2004